Exhibit 10.8

THIS NOTE AND THE SECURITIES ISSUABLE UPON CONVERSION OF THIS NOTE HAVE NOT BEEN REGISTERED UNDER UNITED STATES FEDERAL OR STATE SECURITIES LAWS AND MAY NOT BE OFFERED FOR SALE, SOLD, OR OTHERWISE TRANSFERRED OR ASSIGNED FOR VALUE, DIRECTLY OR INDIRECTLY, NOR MAY THIS NOTE OR THE SECURITIES ISSUABLE UPON CONVERSION OF THIS NOTE BE TRANSFERRED ON THE BOOKS OF THE COMPANY, WITHOUT REGISTRATION OF SUCH NOTE OR SECURITIES, AS APPLICABLE, UNDER ALL APPLICABLE UNITED STATES FEDERAL OR STATE SECURITIES LAWS OR COMPLIANCE WITH AN APPLICABLE EXEMPTION THEREFROM, SUCH COMPLIANCE, AT THE OPTION OF THE COMPANY, TO BE EVIDENCED BY AN OPINION OF STOCKHOLDER’S COUNSEL, IN A FORM ACCEPTABLE TO THE COMPANY, THAT NO VIOLATION OF SUCH REGISTRATION PROVISIONS WOULD RESULT FROM ANY PROPOSED TRANSFER OR ASSIGNMENT.

HOME TREASURE FINDERS, INC.

CONVERTIBLE PROMISSORY NOTE

$207,122.69	Denver Colorado	October 15, 2019

FOR VALUE RECEIVED, the Holder, HOME TREASURE FINDERS, INC., a Colorado corporation, and its successors and assigns (the “Company”), promises to pay to the order of ENERGY HUNTER RESOURCES, INC. or its successors and permitted assigns (“Holder”), the principal sum of TWO HUNDRED SEVEN THOUSAND ONE HUNDRED AND TWENTY-TWO Dollars and SIXTY-NINE cents ($207,122.69), together with interest from October 15, 2019 on the balance of this Note from time to time remaining unpaid at a rate of 4.00% per annum until maturity, both principal and interest being payable at the address designated in Section 13, or at such other place as Holder may from time to time designate in writing.

The principal of this Note shall mature and be due and payable on November 1, 2021.

All accrued and unpaid interest shall be due and payable immediately on maturity of the principal of this Note.

All past due principal and accrued interest on this Note shall bear interest from maturity until paid at the rate of 10.00% per annum.

All payments under this Note shall be payable in lawful money of the United States of America which shall be legal tender for public and private debts at the time of payments.

As used in this Note, “senior indebtedness” means all indebtedness or other monetary obligations of the Company that are secured by assets of the Company (if any) or for which the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such indebtedness or obligation shall be senior in right of payment to this Note or the Company’s subordinated indebtedness.

Section 1. CONVERSION. Commencing 180 days subsequent to the date of this Note, any portion or all of the principal and accrued interest payable pursuant to the terms of this Note shall be convertible by the Holder at any time prior to payment into the no par value common stock of the Company (the "Common Stock") at the rate of $0.352 of principal and/or interest per share; provided, however, if the Company files a registration statement, which permits the registration of issued and outstanding shares for resale in accordance with the provisions of Section 2 of this Note, the Holder shall have the right to convert on and after the effective date of such registration statement if the date occurs prior to 180 days prior to the date of this Note. The Company agrees at all times to reserve from its authorized but unissued shares a sufficient number of shares of Common Stock to satisfy the Holder's rights of conversion as set forth herein.

Section 2. REGISTRATION. The Holder understands and acknowledges that the offering of the Securities pursuant to this Note will not be registered under the Securities Act of 1933 or qualified under the Colorado Law on the grounds that the offering and sale of the securities contemplated by this Note are exempt from registration under the Securities Act and exempt from qualification pursuant to Colorado Law, and that Company's reliance upon such exemptions is predicated upon Investor's representations set forth in this Note and/or Subscription Agreement. The Company shall have no obligation to register the common shares issued pursuant to the conversion rights set forth herein unless the Company files a form of registration statement pursuant to the Securities Act which permits the registration of issued and outstanding shares for resale under which circumstances it shall include all of the shares issued pursuant to the Holder’s rights of conversion.

Section 3. PREPAYMENTS. Commencing 90 days subsequent to the date of this note, the principal and/or interest on this Note may be prepaid in whole or in part without penalty and without the prior consent of Holder provided that no payments of principal or interest shall be made without providing at least 30 days prior notice to the Holder in writing to permit the Holder to exercise his rights of conversion provided for in Section 1.

Section 4. DEFAULT; REMEDIES.

(a) The Company shall be in default under this Note upon the happening of any condition or event set forth below (each, an “Event of Default”):

(i) The Company’s failure to pay any payment of principal or interest as and when due in accordance with the terms of this Note;

(ii) default by the Company in the punctual performance of any other obligation, covenant, term or provision contained in this Note or the default by the Company in any senior indebtedness, and such default shall continue unremedied for a period of 10 days or more following written notice of default by Holder to the Company;

(iii) if that certain Stock Purchase Agreement, dated as of August 15, 2019, between the Company, HMTF Merger Sub, Inc., the Holder, and certain stockholders of the Holder (as set forth therein) is terminated for any reason prior to the consummation of the transactions contemplated in such agreement;

(iv) if the Company fails to make payment to any payee set forth on Appendix A hereto in the amount set opposite such payee’s name, other than any payment to a payee which Holder has agreed to pay directly as specifically noted on Appendix A, within five (5) business days after Company’s receipt of the principal amount (less the funds which are paid directly by Holder to payees); or

(v) the Company’s dissolution, termination of existence, insolvency or business failure; the appointment of a receiver of all or any part of the property of the Company; an assignment for the benefit of creditors by the Company; or the commencement of any proceeding under any bankruptcy or insolvency laws by or against the Company or any guarantor, surety or endorser for the Company which results in the entry of an order for relief or which remains undismissed, undischarged or unbonded for a period of 60 days or more.

(b) The entire unpaid principal balance of this Note and all accrued interest on such unpaid principal balance shall immediately be due and payable at the option of the Holder upon the occurrence of any one or more of the Events of Default and at any time after the occurrence of any one or more of the Events of Default.

Section 5. CUMULATIVE RIGHTS. No delay on the part of the Holder in the exercise of any power or right under this Note or under any other instrument executed pursuant to this Agreement shall operate as a waiver of any such power or right, nor shall a single or partial exercise of any power or right preclude other or further exercise of such power or right or the exercise of any other power or right.

Section 6. WAIVER. The Company and all endorsers, sureties and guarantors of this Note waive demand, presentment, protest, notice of dishonor, notice of nonpayment, notice of intention to accelerate or notice of acceleration other than notice of default pursuant to Section 3(a)(ii), notice of protest and any and all lack of diligence or delay in collection or the filing of suit on this Note which may occur, and agree to all extensions and partial payments, before or after maturity, without prejudice to the holder of this Note.

Section 7. ATTORNEYS’ FEES AND COSTS. In the event that this Note is collected in whole or in part through suit, arbitration, mediation, or other legal proceeding of any nature, then and in any such case there shall be added to the unpaid principal amount of this Note all reasonable costs and expenses of collection, including, without limitation, reasonable attorney’s fees.

Section 8. GOVERNING LAW. This Note shall be governed by and construed in accordance with the internal laws of the State of Colorado, without giving effect to conflicts of law provision or rule (whether of the State of Colorado or any other jurisdiction) that would result in the application of the laws of any jurisdiction other than the State of Colorado.

Section 9. HEADINGS. The headings and captions used in this Note are used for convenience only and are not to be considered in construing or interpreting this Note. All references in this Note to sections, paragraphs, exhibits, and schedules shall, unless otherwise provided, refer to sections and paragraphs of this Note and exhibits and schedules attached to this Note, all of which exhibits and schedules are incorporated in this Note by this reference.

Section 10. USURY. All agreements between the Company and the holders of this Note, whether now existing or hereafter arising and whether written or oral, are expressly limited so that in no contingency or event whatsoever, whether by acceleration of the maturity of this Note or otherwise, shall the amount paid, or agreed to be paid, to the holder of this Note for the use, forbearance or detention of the money to be loaned under this Agreement or otherwise, exceed the maximum amount permissible under applicable Colorado law. If from any circumstances whatsoever fulfillment of any provision of this Note or of any other document evidencing, securing or pertaining to the indebtedness evidenced by this Note, at the time performance of such provision shall be due, shall involve transcending the limit of validity prescribed by law, then ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity, and if from any such circumstances the holder of this Note shall ever receive anything of value as interest or deemed interest by applicable law under this Note or any other document evidencing, securing or pertaining to the indebtedness evidenced by this Note or otherwise an amount that would exceed the highest lawful rate, such amount that would be excessive interest shall be applied to the reduction of the principal amount owing under this Note or on account of any other indebtedness of the Company to the holder of this Note relating to this Note, and not to the payment of interest, or if such excessive interest exceeds the unpaid balance of principal of this Note and such other indebtedness, such excess shall be refunded to the Company. In determining whether or not the interest paid or payable with respect to any indebtedness of the Company to the holder of this Note, under any specific contingency, exceeds the highest lawful rate, the Company and the holder of this Note shall, to the maximum extent permitted by applicable law, (a) characterize any non-principal payment as an expense, fee or premium rather than as interest, (b) amortize, prorate, allocate and spread the total amount of interest throughout the full term of such indebtedness so that the actual rate of interest on account of such indebtedness is uniform throughout the term of such indebtedness, and/or (c) allocate interest between portions of such indebtedness, to the end that no such portion shall bear interest at a rate greater than that permitted by law. The terms and provisions of this Section shall control and supersede every other conflicting provision of all agreements between the Company and the holders of this Note. The Holders has been advised by the Company to seek the advice of an attorney and an accountant in connection with the issuance of this Note. The Company has had the opportunity to seek the advice of an attorney and accountant of the Company’s choice in connection with issuance of this Note.

Section 11. SUCCESSORS AND ASSIGNS. This Note may not be sold, transferred or otherwise assigned by Holder without the prior written consent of the Company. All of the stipulations, promises and agreements in this Note made by or on behalf of the Company shall bind the successors and assigns of the Company, whether so expressed or not, and inure to the benefit of the successors and permitted assigns of the Holder.

Section 12. SEVERABILITY. If one or more provisions of this Note are held to be unenforceable under applicable law, such provision(s) shall be excluded from this Note and the balance of this Note shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms.

Section 13. NOTICES. All notices, requests, consents, and other communications under this Note shall be in writing and shall be delivered personally or by facsimile transmission or by nationally recognized overnight delivery service or by first class certified or registered mail, return receipt requested, postage prepaid:

If to the Company, at 4045 Pecos St., Suite 110, Denver, CO 80211 Attention: Corey Wiegand, or at such other address or addresses as may have been furnished by giving five days advance written notice to all other parties, with a copy (which shall not constitute notice) to Roger V Davidson, Esquire, 2540 Westward Dr., Lafayette, CO 80026.

If to the Holder at, P.O. Box 540308, Dallas, TX 75354, Attention Gary C. Evans or at such other address or addresses as may have been furnished by giving five days advance written notice to all other parties, with a copy (which shall not constitute notice) to. Duane Morris LLP, 1540 Broadway, New York, New York 10036, Attention: Dean Colucci.

Notices provided in accordance with this Section shall be deemed delivered upon personal delivery (including confirmed facsimile) or three business days after deposit in the mail.

IN WITNESS WHEREOF, the Company and the Holder have executed this Note on and as of the date first above written.

Home Treasure Finders, Inc.

By:	/s/ Corey Wiegand
Corey Wiegand
President

NOTICE OF CONVERSION

Dated this __day of ___________________, 20__;

This is to acknowledge that on the date and year first above set forth the Holder has made an irrevocable election to convert $_____________ of the principal amount and $_____________ of accrued interest under the Note into the Common Shares of the Company pursuant to the conversion rights as established in the Note. Please immediately issue the appropriate certificate for the Common Shares and deliver it to the Holder at:

_____________________________________. The conversion is at the rate established in the Note, $0.352 of principal and interest converted for each whole share of the Common Shares.

______________________

Holder

APPENDIX A

CONVERTIBLE NOTE PRINCIPAL

ACCOUNTS PAYABLE COVERED BY ENERGY HUNTER

Payee	Amount
Garfield Note Payment*	$150,000.00
Haynie & Company*	$24,610.00
State of Colorado (Property Taxes)	$11,587.68
Warehouse Roof*	$10,000.00
Roger Davidson	$4,400.00
Costar (MLS)	$2,494.00
Edgar Tech (SEC filings)	$1,580.00
Standard Registrar (Transfer Agent)	$1,284.00
Mary Daling (Bookkeeper)	$684.00
City of Denver (Fire Inspection Lien)	$483.01

TOTAL	$207,122.69

*	Payee to be paid directly by Energy Hunter